Exhibit 99.1

Date: August 6, 2014

Spectra Energy Reports Second Quarter 2014 Results

Quarter in Line with Company Plans; On Track to Exceed Full-Year EBITDA Targets

•	12 percent increase in distributable cash flow quarter-over-quarter

•	Expansion projects and 2013 acquisitions add to earnings

•	Advancing growth projects safely, on time and on budget

•	Planned plant turnarounds at Western Canada and DCP Midstream lowered quarter-over-quarter results

Spectra Energy Corp (NYSE: SE) today reported second quarter 2014 net income from controlling interests of $146 million, or $0.22 diluted EPS, compared with $199 million, or $0.30 diluted EPS in second quarter 2013.

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $627 million, compared with $647 million in the prior-year quarter. Distributable cash flow for second quarter 2014 was $277 million, compared with $248 million in the prior-year quarter.

“Spectra Energy’s second quarter performance is in line with the plan we laid out early in the year and builds on the strong financial results of the first quarter,” said Greg Ebel, chief executive officer, Spectra Energy. “In the quarter, our planned turnarounds added to maintenance costs and reduced revenues. Even with this and a weaker Canadian dollar, we realized strong growth in our distributable cash flow and remain positioned to exceed our 2014 expectations.”

“During the quarter, we continued to see momentum build by signing customer commitments for additional expansion projects that support the ongoing growth in our businesses. This strong business development environment gives us continuing confidence in our plans to invest $35 billion in expansion projects though 2020,” Ebel added.

BUSINESS UPDATES

This past quarter, Spectra Energy moved six new projects, underpinned by customer commitments totaling approximately $2 billion, into execution. These projects include: NEXUS, Atlantic Bridge, 2016 Dawn Parkway Expansion, two new expansions off the Sand Hills Natural Gas Liquids (NGL) line, and the partial Ozark conversion with Magellan. The company’s existing slate of projects in execution continues to advance as planned. TEAM South is expected to go into service ahead of schedule, and TEAM 2014, which will provide customers with the ability to move Marcellus gas production both east and south, is moving forward with a targeted in-service date of November 1.

The Sabal Trail pipeline into Florida is on schedule to submit the project’s Federal Energy Regulatory Commission (FERC) application in October and meet its in-service date of 2017, as planned. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The company submitted its FERC filing for AIM in February and expects to receive its certificate in the first quarter of 2015.

NEXUS, which will bring supply diversity to Eastern Canada by delivering Utica and Marcellus gas by the end of 2017, has the signed customer support necessary to move forward and will be anchored by commitments from Eastern Canadian and Midwest LDCs as well as Appalachian producers. The project provides Spectra Energy with investment opportunities in the $700 million to $1 billion range. The OPEN project, designed to deliver new incremental production from the emerging Utica and Marcellus shale plays to markets in the Midwest, Southeast and Gulf Coast received its Notice of Schedule from FERC, reaffirming that the project is on target to meet the planned 2015 in-service date. And since conducting a successful open season early in the year, Spectra Energy also continues to advance the Atlantic Bridge project, which is slated to go into service in 2017. The company has committed anchor shippers and continues to pursue additional shippers for the project which will be an investment of at least $500 million with the possibility of that increasing up to $1 billion.

The company also has announced plans to further expand the Algonquin and Maritimes & Northeast systems – on their existing footprint. The project would provide improved electric reliability in New England by directly supplying approximately 60 percent of the region’s most efficient gas-fired power generation.

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Spectra Energy is advancing its final bi-directional capabilities – moving gas both north and south – on Texas Eastern with two open seasons announced in July: Texas Eastern Access South and Texas Eastern Adair Southwest. These two new projects will provide more than 500 million cubic feet a day of incremental firm transportation from the Appalachian basin to markets in the Southern U.S. by the end of 2017.

Further, late last week, the company announced an open season for another build-out on Texas Eastern to the east with its Appalachia to Market Project. As the Utica and Marcellus continue to grow, the project is designed to meet producer interests in getting supplies closer to the East Coast markets.

Spectra Energy also has entered into a long-term lease agreement with Magellan to convert a portion of its Ozark pipeline to a refined products pipeline by mid-2016 and is on target to submit its FERC abandonment filing in the third quarter of this year.

Spectra Energy has received sufficient expressions of interest to continue pursuing expansions of its crude oil business through the end of the decade. The company is progressing on the Synergy Pipeline project designed to further link growing oil sands production to the Edmonton-Hardisty hub with partner ATCO Energy Solutions. Additionally, Spectra Energy is continuing development work on the Inland California Express Project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex.

The company is also making progress on its expansion plans on the Express-Platte system, including exploring organic growth projects that would de-bottleneck the Express Pipeline and increase utilization as well as opportunities designed to potentially twin the entire system.

During the quarter, Spectra Energy also approved two additional projects connected with the Sand Hills NGL pipeline – Red Lake and Spraberry – with its share of capital totaling approximately $70 million. These expansions will be brought online in early to mid 2015.

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Along with these projects, which are in various phases of execution and advanced development, the company also is evaluating longer-term opportunities related to liquefied natural gas (LNG) in the Gulf of Mexico area and the need for more pipeline infrastructure to serve electric generators and industrial demand. DCP Midstream also has approximately $2 billion of expansions underway.

At Union Gas, the company is executing on the Dawn-Parkway expansion and intends to file an application with the Ontario Energy Board (OEB) in the third quarter for the second phase of the project slated for start up in 2016. The first phase of the project is expected to be placed in service in the fourth quarter of 2015 and provide front-end support for NEXUS. Both phases have secured customer commitments.

In Western Canada, the company is progressing as planned in the regulatory approval process for the Westcoast Connector project. This natural gas pipeline would support BG Group’s proposed LNG export project in British Columbia. Spectra Energy anticipates an environmental assessment certificate for the pipeline by year end. Further, the company intends to participate in gathering and processing as well as pipeline expansions needed by the producers and various LNG developers in the region beginning within the next 12 months.

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported second quarter 2014 EBITDA of $374 million, compared with $358 million in second quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions, primarily on Texas Eastern, and the company’s ramp up of one-third interest in the Sand Hills and Southern Hills NGL pipelines, which were put into service in June 2013. Higher transportation revenues on the Express-Platte system, as a result of increased tariff rates and higher contracted volumes, also contributed to the improvement quarter over quarter.

Distribution

Distribution reported second quarter 2014 EBITDA of $112 million, compared with $115 million in second quarter 2013. The decrease was primarily due to the effect of a lower Canadian dollar in second quarter 2014.

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Western Canada Transmission & Processing

Western Canada Transmission & Processing reported second quarter 2014 EBITDA of $111 million, compared with $157 million in second quarter 2013. Two planned major facility turnarounds in 2014 versus one in 2013 led to the $46 million decrease and drove higher operating and maintenance costs as well as reduced revenues from the plants. The segment’s results also reflect the effect of a lower Canadian dollar in second quarter 2014.

Field Services

Field Services reported second quarter 2014 EBITDA of $54 million, compared with $46 million in second quarter 2013. The increase was driven by higher volumes from new assets, stronger commodity prices and the effect of hedges at DCP Midstream Partners. These increases were partially offset by costs associated with multiple planned turnarounds and costs related to the placement of new assets into service as well as an increase in interest expense.

During the second quarters of 2014 and 2013, respectively, DCP’s realized NGL prices averaged $0.93 per gallon versus $0.82 per gallon, NYMEX natural gas averaged $4.67 per million British thermal units (MMBtu) versus $4.09 per MMBtu, and crude oil averaged approximately $103 per barrel versus $94 per barrel.

DCP Midstream paid distributions of $78 million to Spectra Energy in second quarter 2014, with year-to-date distributions through July of $179 million.

Other

“Other” reported net costs of $24 million and $29 million in the second quarters of 2014 and 2013, respectively, reflecting lower employee benefit costs.

Interest Expense

Interest expense was $176 million for second quarter 2014, compared with $160 million for second quarter 2013. The increase was mainly driven by lower capitalized interest from projects placed in service in 2013 and higher debt balances attributable to third quarter 2013 debt issued by Spectra Energy Partners, primarily related to the U.S. assets dropdown, partially offset by a weaker Canadian dollar.

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Income Taxes

Second quarter 2014 income tax expense was $65 million, compared with $62 million reported in the second quarter of 2013. In 2013, Canadian federal income tax legislation was passed that allowed the company to reverse a tax reserve it had recorded resulting in a lower effective tax rate and a tax benefit. The quarter-to-quarter effect of that tax benefit was mostly offset by lower taxes related to lower Canadian earnings in 2014. The effective tax rate was 26 percent in the second quarter of 2014, compared with 22 percent in the second quarter of 2013.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of June 30, 2014, was $14.4 billion, with investment grade ratings. At the end of the quarter, there was $1.6 billion of available liquidity at Spectra Energy Partners and $1.6 billion of available liquidity at all other Spectra Energy subsidiaries.

Spectra Energy has $1.3 billion of capital expansion spending planned in 2014, of which $0.9 billion will be at Spectra Energy Partners. Total capital spending for the six months ended June 30, 2014, was $863 million, excluding reimbursements from noncontrolling interests, comprised of approximately $626 million of growth capital expenditures, and $237 million of maintenance capital expenditures.

Additional Information

Additional information about second quarter 2014 earnings can be obtained via the Spectra Energy Web site: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, August 6, 2014, at 8:00 a.m. CT. The webcast will be available via the Investors Section of both Spectra Energy’s Web site and Spectra Energy Partners’ Web site. The conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 internationally. The conference code is “58234242” or “Spectra Energy and Spectra Energy Partners Quarterly Earnings Call.”

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Please call five minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, November 2, 2014, by dialing (800) 585-8367 with conference ID 58234242. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ Web sites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

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We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services;

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potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

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Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

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Spectra Energy Corp

Quarterly Highlights

June 2014

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
COMMON STOCK DATA
Earnings Per Share, Diluted	$0.22	$0.30	$0.84	$0.80
Dividends Per Share	$0.335	$0.305	$0.67	$0.61
Weighted-Average Shares Outstanding, Diluted	673	671	672	671
INCOME
Operating Revenues	$1,253	$1,220	$3,096	$2,809
Total Reportable Segment EBITDA	651	676	1,673	1,521
Net Income—Controlling Interests	146	199	565	539
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$374	$358	$803	$705
Distribution	112	115	338	335
Western Canada Transmission & Processing	111	157	348	347
Field Services	54	46	184	134

Total Reportable Segment EBITDA	651	676	1,673	1,521
Other EBITDA	(24)	(29)	(41)	(43)

Total Reportable Segment and Other EBITDA	$627	$647	$1,632	$1,478

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$277	$248	$908	$751
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$444	$675
Distribution			131	113
Western Canada Transmission & Processing			270	317
Other			18	22

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$863	$1,127

Expansion and Investment (a)			$626	$891
Maintenance			237	236

Total Capital and Investment Expenditures, Excluding Acquisitions (a)			$863	$1,127

Acquisitions (b)			$—	$1,254

			June 30, 2014	December 31, 2013
CAPITALIZATION
Common Equity—Controlling Interests			34%	34%
Noncontrolling Interests and Preferred Stock			9%	8%
Total Debt			57%	58%
Total Debt			$14,406	$14,717
Book Value Per Share (c)			$12.89	$12.68
Actual Shares Outstanding			671	670

(a)	Excludes reimbursements from noncontrolling interests of $20 million in 2014.
(b)	Represents 2013 acquisition of Express-Platte.
(c)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

June 2014

(Unaudited)

(In millions, except where noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
SPECTRA ENERGY PARTNERS
Operating Revenues	$531	$492	$1,112	$951
Operating Expenses
Operating, Maintenance and Other	193	183	378	333
Other Income and Expenses	36	49	69	87

EBITDA	$374	$358	$803	$705

Express Pipeline Receipts, MBbl/d (a,b)	170	202	182	203
Platte PADD II Deliveries, MBbl/d (b)	176	165	171	165
DISTRIBUTION
Operating Revenues	$360	$352	$1,078	$1,051
Operating Expenses
Natural Gas Purchased	152	128	540	497
Operating, Maintenance and Other	96	108	199	219
Other Income and Expenses	—	(1)	(1)	—

EBITDA	$112	$115	$338	$335

Number of Customers, Thousands			1,405	1,386
Heating Degree Days, Fahrenheit	979	963	5,230	4,488
Pipeline Throughput, TBtu (c)	121	195	415	509
Canadian Dollar Exchange Rate, Average	1.09	1.02	1.10	1.02
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$391	$391	$966	$834
Operating Expenses
Natural Gas and Petroleum Products Purchased	91	59	265	170
Operating, Maintenance and Other	189	175	354	326
Other Income and Expenses	—	—	1	9

EBITDA	$111	$157	$348	$347

Pipeline Throughput, TBtu	224	170	466	373
Volumes Processed, TBtu	175	157	352	332
Canadian Dollar Exchange Rate, Average	1.09	1.02	1.10	1.02
FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$54	$46	$184	$134

Cash Distributions to Spectra Energy	$78	$41	$137	$93

Natural Gas Gathered and Processed/Transported, TBtu/day (d)	7.3	7.1	7.2	7.0
Natural Gas Liquids Production, MBbl/d (d)	452	412	449	404
Average Natural Gas Price Per MMBtu (e)	$4.67	$4.09	$4.80	$3.71
Average Natural Gas Liquids Price Per Gallon (f)	$0.93	$0.82	$1.00	$0.86
Average Crude Oil Price Per Barrel (g)	$102.99	$94.22	$100.84	$94.44

(a)	Thousand barrels per day.
(b)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte.
(c)	Trillion British thermal units.
(d)	Reflects 100% of DCP Midstream volumes.
(e)	Million British thermal units. Average price based on NYMEX Henry Hub.
(f)	Does not reflect results of commodity hedges. 2013 NGL price has been revised to reflect the impact of ethane rejection.
(g)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Revenues	$1,253	$1,220	$3,096	$2,809
Operating Expenses	915	866	2,119	1,949

Operating Income	338	354	977	860

Other Income and Expenses	91	94	261	237
Interest Expense	176	160	354	309

Earnings Before Income Taxes	253	288	884	788
Income Tax Expense	65	62	229	192

Net Income	188	226	655	596
Net Income—Noncontrolling Interests	42	27	90	57

Net Income—Controlling Interests	$146	$199	$565	$539

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets	$2,205	$2,081
Investments and Other Assets	8,042	8,238
Net Property, Plant and Equipment	22,260	21,829
Regulatory Assets and Deferred Debits	1,439	1,385

Total Assets	$33,946	$33,533

LIABILITIES AND EQUITY
Current Liabilities	$3,156	$4,039
Long-term Debt	13,141	12,488
Deferred Credits and Other Liabilities	6,646	6,425
Preferred Stock of Subsidiaries	258	258
Equity	10,745	10,323

Total Liabilities and Equity	$33,946	$33,533

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Income	$188	$226	$655	$596
Add:
Interest expense	176	160	354	309
Income tax expense	65	62	229	192
Depreciation and amortization	199	196	399	382
Foreign currency loss (gain)	1	4	(2)	2
Less:
Third party interest income	2	1	3	3

EBITDA	627	647	1,632	1,478

Add:
Equity in earnings of unconsolidated affiliates	(85)	(72)	(246)	(182)
Distributions from unconsolidated affiliates	124	75	223	160
Other	5	(10)	(4)	(9)
Less:
Interest expense	176	160	354	309
Equity AFUDC	9	27	15	54
Net cash paid for income taxes	13	13	1	26
Distributions to noncontrolling interests	42	37	81	69
Maintenance capital expenditures (a)	154	155	246	238

Total Distributable Cash Flow	$277	$248	$908	$751

(a)	Excludes reimbursable expenditures.

DCP Midstream paid distributions of $179M through July 31, 2014.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2014 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$374
Distribution	112
Western Canada Transmission & Processing	111
Field Services	54

Total Reportable Segment EBITDA	651
Other	(24)

Total Reportable Segment and Other EBITDA	$627

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$627
Depreciation and Amortization	(199)
Interest Expense	(176)
Interest Income and Other	1
Income Tax Expense	(65)

Total Net Income	188
Total Net Income—Noncontrolling Interests	(42)

Total Net Income—Controlling Interests	$146

EARNINGS PER SHARE, BASIC	$0.22

EARNINGS PER SHARE, DILUTED	$0.22

Weighted Average Shares (reported and ongoing)—in millions
Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2013 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$358
Distribution	115
Western Canada Transmission & Processing	157
Field Services	46

Total Reportable Segment EBITDA	676
Other	(29)

Total Reportable Segment and Other EBITDA	$647

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$647
Depreciation and Amortization	(196)
Interest Expense	(160)
Interest Income and Other	(3)
Income Tax Expense	(62)

Total Net Income	226
Total Net Income—Noncontrolling Interests	(27)

Total Net Income—Controlling Interests	$199

EARNINGS PER SHARE, BASIC	$0.30

EARNINGS PER SHARE, DILUTED	$0.30

Weighted Average Shares (reported and ongoing)—in millions
Basic	669
Diluted	671